August 6th, 2013	Exhibit 99.2

Dear Fellow Shareholders:

We feel that Q1 of this year was the trough for us. It is apparent from the recently announced quarterly results from the largest IT vendors that the IT market is still contracting and these companies are continuing to aggressively cut expenses and marketing budgets, so you may ask “Why do we feel that the worst is behind us?”

We agree that significant challenges remain in regards to the macro IT market, but we are seeing very healthy growth in the two primary areas where we have been investing; international expansion and our Activity Intelligence Product Platform, which includes the IT Deal Alert portfolio of products. These two areas are paving the way for a brightened outlook, despite the continued weakness in the IT market.

Q2 online revenue was up 10% sequentially from Q1. The year-over-year revenue decline in Q2 was smaller than it was in Q1. We expect this trend to continue in Q3. We expect revenue in Q4 will be close to flat with Q4 revenue last year. We are forecasting a return to revenue growth in 2014. There is light at the end of the tunnel. This outlook is not dependent on a recovery in IT spending. We are confident that we can grow over the long run even if the current landscape does not improve. When there is a recovery, that will provide further upside as we believe we have gained market share during this downturn and we will be a major beneficiary of an increase in marketing budgets.

Q2 2013 Results

Total Q2 2013 revenues decreased 12% to $23.1 million compared to Q2 2012. Q2 2013 online revenue also decreased by 12% to $20.4 million compared to Q2 2012. Online revenues represented 88% of total Q2 2013 revenues. Q2 2013 events revenue decreased by 18% to $2.7 million compared to Q2 2012 and represented 12% of total Q2 2013 revenues.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate stock-based compensation) for Q2 2013 decreased 57% to $2.7 million compared to $6.3 million for Q2 2012.

Total gross profit margin for Q2 2013 was 69%, compared to 73% for Q2 2012. Online gross profit margin decreased to 70% for Q2 2013, compared to 74% for Q2 2012. Events gross profit margin decreased to 60% for Q2 2013, as compared to 65% for Q2 2012.

International Update

Our geo-targeted online revenues represented 30% of online revenue in the 2nd quarter and grew more than 35% in the quarter versus the same period last year. We saw healthy growth in both EMEA and APAC. In EMEA, we continue to make progress with our integration of the acquisition that we did in France and our direct launch of operations for Germany. We expect geo-targeted online revenues will grow more than 30% in 2013 and will eventually represent 40% or more of overall revenues.

IT Deal Alert Update

Based on feedback from early adopters of IT Deal Alert, we recently rolled out our second IT Deal Alert product called Qualified Sales Opportunities. Customers have told us that they highly value the intelligence and predictive analytics that we are providing that helps them identify where deals are taking place in their respective markets. They told us that if we could conduct the first level of follow up instead of just providing the raw data, that would be even more valuable and thus Qualified Sales Opportunities was born. We are in the midst of rolling this quarterly service out in approximately 60 different market segments. While some of our customers will continue with the original IT Deal Alert service, we expect many will migrate to Qualified Sales Opportunities and it will be our primary offering to get customers to test IT Deal Alert. In Q2, we had approximately 25 customers using IT Deal Alert. In Q3, we expect we will have over 50 customers and IT Deal Alert revenue will account for approximately 5% of online revenue. We expect IT Deal Alert will make a meaningful contribution to growth, revenue and profit in 2014.

Balance Sheet

The Company’s balance sheet remains strong. As of June 30th, 2013, the Company’s cash, cash equivalents and investments totaled $62.5 million.

Share Buyback

In the quarter, the Company purchased 362,988 shares at an average price of $4.44 on the open market for a total expenditure of approximately $1.6 million, reducing the outstanding share count to 38,337,851 shares as of June 30, 2013.

Q3 2013 Guidance

We expect overall revenues for Q3 of 2013 to be between $21.6 million and $22.7 million. We expect online revenues to be between $18.5 million and $19.5 million. We expect event revenues to be between $3.1 million and $3.2 million. We expect adjusted EBITDA to be between $1.7 million and $2.7 million.

Summary

We feel that we experienced the bottom in Q1 of this year. Although the IT market remains weak, the traction we are making both internationally and with IT Deal Alert is providing light at the end of the tunnel. We feel that our relative results will improve during the second half of the year providing the foundation for a return to growth in 2014.

Sincerely,

Greg Strakosch
Chairman, CEO and Co-Founder